EXHIBIT 10
AMENDED AND RESTATED LOAN AGREEMENT
     This AMENDED AND RESTATED LOAN AGREEMENT dated as of December 21, 2005 (the “Agreement”), is executed by and between HUTCHINSON TECHNOLOGY INCORPORATED, a Minnesota corporation (the “Borrower”), whose address is 40 W. Highland Park, Hutchinson, Minnesota 55350, and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”), whose address is 135 South La Salle Street, Chicago, Illinois 60603.
RECITALS
     FIRST: Borrower and Bank are parties to that certain Loan Agreement dated as of January 30, 2004 which was amended by that certain Amendment to Loan Agreement dated July 20, 2004 (as so amended, the “Original Credit Agreement”) with a Revolving Loan Commitment of $10,000,000 which obligation is evidenced by a Note in the original principal amount of $10,000,000 (“Original Note”).
     SECOND: The Borrower and Bank desire to amend and restate the Original Loan Agreement pursuant to the terms set forth herein. Pursuant thereto, the Borrower will deliver a new Note (as defined herein) which shall be in substitution for and not in payment of the Original Note.
     In consideration of the mutual agreements hereinafter set forth, the Borrower and the Bank hereby agree as follows:
AGREEMENT
1. DEFINITIONS.
     1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.
          “Acceptable Subordination Provisions” means those provisions contained in any documentation with respect to Subordinated Debt providing for the subordination of the payment of such Subordinated Debt to the payment of the Obligations provided that such provisions are no less favorable to Bank than the subordination provisions applicable to the Subordinated Notes.
          “Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Borrower or any Subsidiary to any Person (other than the Borrower or any Subsidiary) of any asset or right of the Borrower or any Subsidiary (including, the loss, destruction or damage of any thereof or any condemnation, confiscation, requisition, seizure or taking thereof), other than the sale or lease of inventory in the ordinary course of business.
          “Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.
          “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.
          “Capital Expenditures” shall mean expenditures (including Capitalized Lease Obligations) for the acquisition of fixed assets which are required to be capitalized under GAAP.
          “Capital Lease” shall mean, as to any Person, a lease by such Person, as lessee, of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement No. 13 is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

          “Capitalization” shall mean Borrower’s total Covenant Indebtedness plus its recorded owner’s equity.
          “Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.
          “Cash and Marketable Securities” shall mean the Borrower’s total of cash on hand, cash equivalents and marketable securities.
          “Change of Control” means any event that would constitute a “Change in Control” as that term is defined in the Subordinated Debt Indenture as originally executed on February 24, 2003 and not as it has or may be amended or modified.
          “Covenant Indebtedness” shall mean, without duplication, (a) the principal amount of all indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of the Borrower and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (c) all indebtedness secured by any Lien on any property owned by the Borrower, whether or not such indebtedness has been assumed by the Borrower (provided, however, if the Borrower has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien), (d) the aggregate amount of all Capitalized Lease Obligations of the Borrower, (e) all Contingent Liabilities of the Borrower, whether or not reflected on its balance sheet, and (f) all monetary obligations of the Borrower under an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of the Borrower but which, upon the insolvency or bankruptcy of the Borrower, would be characterized as the indebtedness of the Borrower (without regard to accounting treatment). Notwithstanding the foregoing, Covenant Indebtedness shall not include trade payables and accrued expenses incurred by the Borrower in accordance with customary practices and in the ordinary course of business of the Borrower or obligations under operating leases.
          “Collateral” means any assets of the Borrower which become subject to a lien, mortgage or security interest in favor of the Bank.
          “Closing Fee” shall have the meaning set forth in Section 2.5(b)
          “Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.
          “Default Rate” shall mean a per annum rate of interest equal to the Prime Rate plus two percent (2.0%).
          “Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statements and determined in accordance with GAAP
          “Designated Senior Debt” shall have the meaning as set forth in Section 1.01 of the Subordinated Debt Indenture.
          “Distributions” shall mean: a) any amounts used by the Borrower to purchase or redeem any shares of stock; b) any dividends, whether declared or paid (other than stock dividends), whether in cash or otherwise, including any funds set aside for any such purpose; and c) any other distribution made by Borrower to its shareholders.
          “EBITDA” shall mean, for any period, (a) the sum for such period of: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes (including the Illinois replacement tax), plus (iv) Depreciation, plus (v) non-cash management compensation expense, plus (vi) all other non-cash charges, minus (b) income or loss attributable to equity in any unconsolidated Subsidiary except to the extent distributed to the Borrower, in each case to the extent included in determining Net Income for such period.
          “Employee Plan” means any defined benefit pension plan subject to Section 412 of the Internal Revenue Code or Title IV of ERISA or any multiemployer plan as defined in Section 3(37) of ERISA which is maintained or contributed to by the Borrower for the benefit of Borrower’s employees or to which the Borrower is a party or may have any liability or by which the Borrower is bound.
          “Environmental Laws” shall mean any Federal, state, or local statute, law, rule, regulation, ordinance or code, now or hereafter in effect, relating to the environment, Hazardous Materials, employee health and safety, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local counterparts or equivalents, in each case as amended from time to time.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Event of Default” shall mean any of the events or conditions set forth in Section 10 hereof.
          “GAAP” shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.
          “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, foam insulation, dielectric fluid containing levels of polychlorinated biphenyls; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law.

          “Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices including but not limited to any Interest Rate Agreement.
          “Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement
          “Indebtedness” shall mean, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of the Borrower for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of the Borrower and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (c) all indebtedness secured by any Lien on any property owned by the Borrower, whether or not such indebtedness has been assumed by the Borrower (provided, however, if the Borrower has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien), (d) the aggregate amount of all Capitalized Lease Obligations of the Borrower, (e) all Contingent Liabilities of the Borrower, whether or not reflected on its balance sheet, (f) all obligations under any Hedging Agreements, and (g) all monetary obligations of the Borrower under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of the Borrower but which, upon the insolvency or bankruptcy of the Borrower, would be characterized as the indebtedness of the Borrower (without regard to accounting treatment). Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by the Borrower in accordance with customary practices and in the ordinary course of business of the Borrower.
          “Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.
          “Interest Charges” shall mean, for any period, the sum of the following amounts determined in accordance with GAAP for the Borrower and its Subsidiaries on a consolidated basis after eliminating all inter-company transactions: (a) the aggregate amount of all interest accrued (whether or not actually paid and whether deducted or capitalized) during such period on Indebtedness (including, without limitation, imputed interest on Capitalized Lease Obligations and any amounts incurred pursuant to any Interest Rate Agreement), plus (b) amortization of debt discount and expense during such period, plus (c) all fees or commissions payable in connection with any Letters of Credit during such period.
          “Interest Period” shall mean, with regard to any LIBOR Loan, successive one, two or three month periods as selected from time to time by the Borrower by notice given to the Bank not less than three Business Days prior to the first day of each respective Interest Period; provided, however, that: (i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day; (iii) whenever the first day of any Interest Period occurs on a day of a month for which there is no numerically corresponding day in the calendar month in which such Interest Period terminates, such Interest Period shall end on the last Business Day of such calendar month; and (iv) the final Interest Period for any Loan must be such that its expiration occurs on or before the Maturity Date of such Loan.
          “Interest Rate Agreements” shall mean any interest rate protection agreement, interest rate swap or other interest rate hedge arrangement (other than any interest rate cap or other similar agreement or arrangement pursuant to which the Borrower has no credit exposure to the Bank) to or under which the Borrower or any Subsidiary of the Borrower is a party or beneficiary.

          “Invested Property” shall have the meaning ascribed to it in Section 8.12.
          “Investment Downgrade Default” shall mean a default under Section 7.3 of this Agreement caused by the downgrade of an investment owned by the Borrower that met the requirements of Section 7.3 when made.
          “Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Bank of a Master Letter of Credit Agreement and an application for Letter of Credit, as set forth in Section 2.4 of this Agreement.
          “Letter of Credit Commitment” shall mean, at any time, an amount equal to the lesser of the following: (a) Revolving Loan Commitment less the aggregate amount of all Revolving Loans outstanding; or (b) $10,000,000.
          “Letter of Credit Maturity Date” shall mean the Maturity Date.
          “Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.4, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank’s acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.
          “Liabilities” shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.
          “LIBOR” shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period, or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion. The Bank’s determination of LIBOR shall be conclusive, absent manifest error.
          “LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Revolving Loans that will bear interest at the LIBOR Rate, of which at any time, the Borrower may identify no more than five (5) advances of the Revolving Loans which will bear interest at the LIBOR Rate, of which each particular LIBOR Loan must be in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or a higher integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00).
          “LIBOR Rate” shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period, plus one and one-quarter percent (1.25%), which LIBOR Rate shall remain fixed during such Interest Period.
          “Lien” shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrower prepared in accordance with GAAP.
          “Loan Year” shall mean each one year period ending on January 31st of each year.
          “Loans” shall mean, collectively, all Revolving Loans (whether Prime Loans or LIBOR Loans) made by the Bank to the Borrower and all Letter of Credit Obligations, under and pursuant to this Agreement.
          “Loan Documents” shall have the meaning set forth in Section 3.1.
          “Mandatory Prepayment” shall have the meaning set forth in Section 2.1(c).
          “Maturity Date” shall mean January 31, 2009, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Note.
          “Net Income” shall mean with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding any gains from Asset Dispositions, any extraordinary gains and any gains from discontinued operations
          “Note” shall have the meaning set forth in Section 4.1 hereof.
          “Obligations” shall mean the Loans, as evidenced by the Note, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrower (and of any partnership in which the Borrower is or may be a partner) to the Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, including, but not limited to, any Hedging Agreement.
          “Obligor” shall mean the Borrower, any guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.
          “Permitted Liens” shall mean (a) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable; (b) Liens or charges incidental to the conduct of the Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower’s business; (c) Liens arising out of judgments or awards against the Borrower with respect to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review; (d) pledges or deposits to secure obligations under worker’s compensation laws or similar legislation; (e) good faith deposits in connection with leases to which the Borrower is a party; (f) deposits to secure public or statutory obligations of the Borrower; (g) Liens existing on the date hereof and disclosed on the financial statements referred to in Section 6 or on Schedule 7.2; and (h) Liens granted to the Bank hereunder.
          “Person” shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.
          “Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Revolving Loans that will bear interest at the Prime Rate.

          “Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.
          “Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.
          “Revolving Interest Rate” shall mean the Borrower’s from time to time option of (i) the Prime Rate, or (ii) the LIBOR Rate.
          “Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances, from time to time in the form of either Prime Loans and/or LIBOR Loans, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.
          “Revolving Loan Availability” shall mean, at any time, an amount equal to the Revolving Loan Commitment less the Letter of Credit Obligations.
          “Revolving Loan Commitment” shall mean Fifty Million and 00/100 Dollars ($50,000,000.00).
          “Senior Debt” means all Covenant Indebtedness less the Subordinated Debt.
          “Subordinated Debt” means the outstanding obligations due under the Subordinated Notes and any hereafter incurred unsecured Indebtedness subordinated in payment to the Obligations to the extent such subordinated Indebtedness is permitted under this Agreement.
          “Subordinated Debt Indenture” shall mean that certain Indenture dated as of February 24, 2003, between Hutchinson Technology Incorporated and LaSalle Bank National Association, as trustee as the same may be amended from time to time.
          “Subordinated Notes” means the two and one-quarter percent (2.25%) Convertible Subordinated Notes due 2010 issued by the Borrower pursuant to the Subordinated Debt Indenture.
          “Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which the Borrower owns directly or indirectly fifty percent (50.00%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.
          “TTM Capital Expenditures” shall mean the total Capital Expenditures for the 12 month period ending on the date of measurement.
          “TTM Distributions” shall mean the total Distributions made by Borrower during the 12 month period ending on the date of measurement.
          “TTM EBITDA” shall mean the EBITDA for the 12 month period ending on the date of measurement.

          “TTM Interest Charges” shall mean the total Interest Charges for the 12 month period ending on the date of measurement.
          “UCC” shall mean the Uniform Commercial Code in effect in Illinois from time to time.
          “Unused Amount” means $50,000,000 less all outstanding Revolving Loans and less the Letter of Credit Obligations.
          “Unused Fee” shall have the meaning ascribed to it in Section 2.5(a).
     1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.
     1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.
     1.4 Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in accordance with Section 12.3 hereof. References in this Agreement to any party shall include such party’s successors and permitted assigns. References to any “Section” shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.
2. COMMITMENT OF THE BANK.
     2.1 Revolving Loans.
     (a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Maturity Date unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrower for the purpose of working capital.
     (b) Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on January 31, 2004 and continuing on the last Business day of each calendar month thereafter, and on the Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.
     (c) Revolving Loan Principal Payments.
     (i) Mandatory Principal Prepayments Overadvances and Mandatory Cleanup/Cleandown Provision. All Revolving Loans hereunder shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans hereunder exceed the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess.
     During each Loan Year ending during the term of this Agreement, the Borrower shall have a period of no less than 60 consecutive days when there shall be no outstanding Revolving Loans.
     (ii) Optional Prepayments. In addition to the Mandatory Prepayment, the Borrower may from time to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever, subject to the following conditions: (i) each partial prepayment shall be in an amount equal to Ten Thousand and 00/100 Dollars ($10,000.00), or a higher integral multiple of Five Thousand and 00/100 Dollars ($5,000.00); and (ii) any prepayment of the entire principal balance of the Prime Loans shall include accrued interest on such Prime Loans to the date of such prepayment and payment in full of all other Obligations (other than the LIBOR Loans), then due and payable.
     2.2 Additional LIBOR Loan Provisions.
     (a) LIBOR Loan Prepayments. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all costs, expenses, penalties and charges incurred by the Bank as a result of the early termination or breakage of a LIBOR Loan, plus the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on the LIBOR Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan. The amount of any such loss or expense payable by the Borrower to the Bank under this section shall be determined in the Bank’s sole discretion based upon the assumption that the Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Bank deems appropriate and practical, provided, however, that the Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.
     (b) LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.
     (c) Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and the Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.
     (d) LIBOR Loan Indemnity. If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.
     2.3 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any principal payment to be made by the Borrower hereunder or under the Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Revolving Loans must be made by wire transfer or other immediately available funds.

     2.4 Letters of Credit. Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrower and the Bank of a Master Letter of Credit Agreement and, (ii) upon the execution and delivery by the Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of an application for letter of credit, the Bank agrees to issue for the account of the Borrower such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Letter of Credit Commitment and provided further, that no Letter of Credit shall have an expiration date later than the Letter of Credit Maturity Date. The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank upon the earlier of (i) the Bank’s demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Bank, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary. Upon the occurrence of an Event of a Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Revolving Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.
     2.5 Fees.
     (a) Unused Fee. The Borrower agrees to pay to the Bank a fee in the amount one-quarter of one percent (0.25%) per annum of the Unused Amount (“Unused Fee”) which shall be determined daily and calculated based upon a 360 day year. The Unused Fee shall be paid four times per year, in arrears, on the last Business Day of each calendar quarter.
     (b) Closing Fee. Immediately upon execution of this Agreement, the Borrower shall pay the Bank a fee in the amount of One Hundred Thousand Dollars ($100,000.00) (“Closing Fee”).
3. CONDITIONS OF BORROWING.
     Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans if any of the following conditions shall have occurred.
     3.1 Loan Documents. The Borrower shall have failed to execute and deliver to the Bank any of the following loan documents (together with any amendments, restatements, or replacements therefor and any other document executed and delivered to the Bank in connection with the Loans being collectively referred to herein as the “Loan Documents”), all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:
     (a) Loan Agreement. Two copies of this Agreement duly executed by the Borrower.
     (b) Note. The Note duly executed by the Borrower, in the form attached hereto as Exhibit “A”.
     (c) Resolutions. Resolutions of the board of directors and/or shareholders of the Borrower authorizing the execution of this Agreement and the Loan Documents.
     (d) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall require.
     3.2 Event of Default. Any Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.
     3.3 Representations and Warranties. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

     3.4 Closing Fee. The Borrower has not paid to the Bank the Closing Fee on or before the execution of this Agreement by the Bank.
4. NOTES EVIDENCING LOANS.
     4.1 Note. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by a single Replacement Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor, the “Note”) in the form of Exhibit “A” attached hereto, duly executed by the Borrower and payable to the order of the Bank. At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Note to repay the principal amount of the Loans, together with all interest accruing thereon.
5. MANNER OF BORROWING.
     Each Revolving Loan shall be made available to the Borrower upon its request, from any Person whose authority to so act has not been revoked by the Borrower in writing previously received by the Bank. Each Revolving Loan may be advanced either as a Prime Loan or a LIBOR Loan, provided, however, that at any time, the Borrower may identify no more than five (5) Revolving Loans which may be LIBOR Loans. A request for a Prime Loan must be received by no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. A request for a LIBOR Loan must be (i) received by no later than 11:00 a.m. Chicago, Illinois time, three days before the day it is to be funded, and (ii) in an amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00) or a higher integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00). If for any reason the Borrower shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Prime Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. The proceeds of each Prime Loan or LIBOR Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank.
     Each Letter of Credit shall be issued by the Bank upon the execution of the Bank’s standard Master Letter of Credit Agreement by the Borrower and the Bank, and the execution and delivery by the Borrower and the acceptance by the Bank, in its sole discretion, of the Bank’s standard application for Letter of Credit and the payment by the Borrower of the Bank’s fees charged in connection therewith. In addition to all other applicable fees, charges and/or interest payable by the Borrower pursuant to the Master Letter of Credit Agreement or otherwise payable in accordance with the Bank’s standard letter of credit fee schedule, all standby Letters of Credit issued under and pursuant to this Agreement shall bear an annual fee equal to one and one-quarter percent (1.25%) of the face amount of such standby Letter of Credit, payable by the Borrower in quarterly installments as follows: a) the first payment will be due on or before the date of issuance in an amount pro rated for the remaining portion of the calendar quarter in which the Letter of Credit is issued; and b) subsequently quarterly payments will be due in advance on the first day of each calendar quarter occurring during the period in which the Letter of Credit is outstanding. All Letters of Credit other than standby Letters of Credit shall bear such fees, costs and interest as charged by the Bank and shall contain such other terms as set forth in the Master Letter of Credit Agreement and the Bank’s standard letter of credit fee schedule.
     The Bank is authorized to rely on any written, electronic or telecopy loan requests which the Bank believes in its good faith judgment to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

6. REPRESENTATIONS AND WARRANTIES.
     To induce the Bank to make the Loans, the Borrower makes the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:
     6.1 Borrower Organization and Name. The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Minnesota, with full and adequate corporate power to carry on and conduct its business as presently conducted. The Borrower’s state issued organizational identification number is 1I-896. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing except where failure to be so qualified would not have a material adverse effect on the Borrower. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.
     6.2 Authorization; Validity. The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of incorporation of the Borrower. All necessary and appropriate corporate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of the Borrower in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.
     6.3 Compliance With Laws. The nature and transaction of the Borrower’s business and operations and the use of its properties and assets, including, but not limited to, any real estate owned or occupied by the Borrower, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, other than such violations and conflicts which would not have a material adverse effect on the Borrower.
     6.4 Environmental Laws and Hazardous Substances. The Borrower represents, warrants and agrees with the Bank that except as set forth in Schedule 6.4 (i) the Borrower has not generated, used, stored, treated, transported, or disposed of any Hazardous Materials, on or off any of the premises of the Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit certificate, approval or similar authorization thereunder, (ii) the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder, (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower’s knowledge, threatened, and the Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any material non-compliance with, or material violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation or disposal of any Hazardous Material or any other environmental, health or safety matter, which materially affects the Borrower or its business operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Materials, (iv) the Borrower has no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material; and (v) without limiting the generality of the foregoing, the Borrower shall, following determination by the Bank that there is material non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any material non-compliance, with any Environmental Law, at the Borrower’s sole expense, prepare a proposed plan for such testing and remediation as may be necessary to cure such non-compliance and an estimate of the costs thereof.
     6.5 Absence of Breach. The execution, delivery and performance by the Borrower of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Loans shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority applicable to the Borrower, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which the Borrower is a party or by which the Borrower or any of its property or assets may be bound.
     6.6 Asset Representations. The Borrower is the sole owner of its real and personal property, free from any Lien of any kind, other than Permitted Liens and Liens permitted by Section 7.2. The Borrower has good and marketable title to all real properties and good and sufficient title to all other properties, including all properties and assets referred to as owned by the Borrower in the audited financial statement of the Borrower referred to in Section 6.7 (other than property disposed of since the date of such financial statement in the ordinary course of business) reasonably necessary to conduct its business as presently conducted. None of the properties, revenues or assets of the Borrower is subject to a Lien, except for Permitted Liens. Except as set forth in Schedule 6.6, during the last five years, all assets of the Borrower have been located in the States of Minnesota, South Dakota and Wisconsin.
     6.7 Financial Statements. All financial statements submitted to the Bank have been prepared in accordance with GAAP on a consolidated basis, except as otherwise noted therein, consistent with the previous fiscal year and truly and accurately reflect the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated.
     6.8 Litigation and Taxes. Except as set forth on Schedule 6.8, there is no litigation, demand, charge, claim, petition or governmental investigation or proceeding pending, or threatened, against the Borrower, which, if adversely determined, would result in any material adverse change in the financial condition or properties, business or operations of the Borrower. The Borrower has duly filed all applicable income or other tax returns and has paid all income or other taxes shown on such returns when due. Except as disclosed on Schedule 6.8, there is no controversy or objection pending, or threatened in respect of any tax returns of the Borrower.
     6.9 Event of Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the Loan Documents and the Borrower is not in default (without regard to grace or cure periods) under any material contract or agreement to which it is a party.
     6.10 ERISA Obligations. All Employee Plans of the Borrower that are not multiemployer plans meet the minimum funding standards of Section 302 of the Employee Retirement Income Security Act of 1974 (“ERISA”) where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any Employee Plans that are multiemployer plans. No “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any Employee Plans that are not multiemployer plans unless approved by the appropriate governmental agencies. The Borrower has promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.
     6.11 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) could materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents, (b) would constitute a default under any of the Loan Documents, or (c) would constitute such a default with the giving of notice or lapse of time or both.

     6.12 Lending Relationship. The Borrower acknowledges and agrees that the relationship hereby created with the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive the Note payable to its order as evidence of a bank loan.
     6.13 Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois or Minnesota usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loans.
     6.14 Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrower, or any affiliates of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.
     6.15 Governmental Regulation. The Borrower and its Subsidiaries are not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.
     6.16 Invested Property. The Borrower has Invested Property invested with the Bank that has market value of not less than Ten Million and 00/100 Dollars ($10,000,000.00).
     6.17 Place of Business. The principal place of business of the Borrower is 40 W. Highland Park, Hutchinson, Minnesota 55350 and the Borrower shall promptly notify the Bank of any change in such location.
     6.18 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of the Borrower fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.
     6.19 Designated Senior Debt. The subordination provisions contained in the Subordinated Debt Indenture are enforceable against the Borrower and the holders of the Subordinated Notes and all of the Obligations hereunder and the other Loan Documents are within the definition of “Senior Debt” as that term is defined in the Subordinated Debt Indenture and, at such times as the minimum principal requirement contained in the definition of Senior Designated Debt is satisfied, all of the Obligations and the Loan Documents are within the definition of Designated Senior Debt. The Borrower hereby designates all Obligations as “Designated Senior Debt” as that term is defined in the Subordinated Debt Indenture, and the Obligations as well as this Agreement and the other Loan Documents shall be afforded the benefit of the subordination provisions as well as all other rights afforded to Senior Debt and (subject to the minimum outstanding principal amount requirement contained in the definition “Designated Senior Debt”) Designated Senior Debt under the Subordinated Debt Indenture. All Loans and other Obligations that are incurred hereafter are and will be permitted under the Subordinated Debt Indenture
7. NEGATIVE COVENANTS.
     7.1 Indebtedness. The Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:
     (a) the Obligations;

     (b) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;
     (c) obligations of the Borrower for taxes, assessments, municipal or other governmental charges;
     (d) obligations of the Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;
     (e) obligations existing on the date hereof which are disclosed on the financial statements referred to in Section 6.7 or on Schedule 7.1.
     (f) Indebtedness not to exceed in the aggregate the sum of $10,000,000 provided however that such indebtedness shall not be secured by a Lien in any asset of the Borrower and such Indebtedness shall not be Designated Senior Debt;
     (g) Capitalized Lease Obligations for property acquired (or deemed to be acquired) by the Borrower or claims arising from the use or loss of, or damage to, such property;
     (h) Indebtedness for Capital Expenditures;
     (i) Indebtedness subject to Acceptable Subordination Provisions provided however that: (1) such Indebtedness shall not be secured by a Lien in any assets of the Borrower; (2) such Indebtedness shall not be Designated Senior Debt; and (3) following the incurrence of such Indebtedness and the application of the proceeds thereof, Borrower is in compliance with Section 9.3; and
     (j) Obligations under Hedging Agreements for bona fide hedging purposes and not for speculation.
     7.2 Encumbrances. The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired, except for the following:
     (a) Permitted Liens; and
     (b) Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, provided, that such Liens attach only to the property being acquired and that the Indebtedness secured thereby does not exceed the fair market value of such property at the time of acquisition thereof and that the Indebtedness is otherwise permitted under Section 7.1.
     7.3 Investments. The Borrower shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except to the extent permitted under the terms of Schedule 7.3.
     7.4 Transfer; Merger. The Borrower shall not, either directly or indirectly, merge, consolidate, sell, transfer, license, lease or otherwise dispose of all or any part of its property or business or all or any substantial part of its assets, or sell or discount (with or without recourse) any of its Promissory Notes, Chattel Paper, Payment Intangibles or Accounts. Notwithstanding the foregoing sentence, the Borrower may transfer and lease back real property currently owned by the Borrower and located in Eau Claire, Wisconsin and Sioux Falls, South Dakota in connection with a bona fide sale/leaseback transactions, provided however that, at least 20 days prior to the closing of any such transaction, the Borrower will give the Lender notice of such proposed sale/leaseback transaction and will provide the Bank with copies of any documents related thereto and will respond to any other reasonable requests for information or documentation in connection therewith.
     7.5 Distributions. The Borrower shall not, either directly or indirectly, purchase or redeem any shares of stock, or declare or pay any dividends (other than stock dividends), whether in cash or otherwise, or set aside any funds for any such purpose or make any distribution to its shareholders that, in the aggregate, exceed Eighty Million and 00/100 Dollars ($80,000,000.00) for the period commencing on January 30, 2004 and ending on January 31, 2009.
     7.6 Use of Proceeds. Neither the Borrower nor any of its Subsidiaries or affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by ABN AMRO Incorporated, an affiliate of the Bank.
     7.7 Change of Legal Status. The Borrower shall not change its name, its jurisdiction of organization to another state within the United States of America or its organizational identification number, if it has one, without prior written notice to the Bank. The Borrower shall not change its jurisdiction of organization to a foreign jurisdiction and shall not change its type of organization.
     7.8 No Other Designation of Senior Indebtedness. The Borrower shall not designate, or permit the designation of, any Indebtedness (other than now owing or hereafter arising Obligations) as “Designated Senior Debt” for the purpose of the definition of the same or the subordination provisions contained in the Subordinated Debt Indenture provided however that if there is no Event of Default, Capitalized Lease Obligations that are otherwise permitted under this Agreement may be designated as “Designated Senior Debt.”
8. AFFIRMATIVE COVENANTS.
     8.1 Compliance with Bank Regulatory Requirements. Upon demand by the Bank, the Borrower shall reimburse the Bank for the Bank’s additional costs and/or reductions in the amount of principal or interest received or receivable by the Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the Revolving Interest Rate) and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by the Bank or impose on the Bank any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to the Bank of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by the Bank with respect to such Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans. All Loans shall be deemed to be match funded for the purposes of the Bank’s determination in the previous sentence. Notwithstanding the foregoing, the Borrower shall not be required to pay any such additional costs which could be avoided by the Bank with the exercise of reasonable conduct and diligence.
     8.2 Corporate Existence. The Borrower shall at all times preserve and maintain its corporate existence, rights, franchises and privileges, and shall at all times continue as a going concern in the business which the Borrower is presently conducting. If the Borrower does not have a state issued identification number and later obtains one, the Borrower shall promptly notify the Bank of such organizational identification number.
     8.3 Maintain Property. The Borrower shall at all times maintain, preserve and keep its plant, properties and Equipment, in good repair, working order and condition, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained.
     8.4 Maintain Insurance. The Borrower shall at all times insure and keep insured in insurance companies acceptable to the Bank, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties. Prior to the date of the funding of the Note, the Borrower shall deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrower pursuant to this Section 8.4.
     8.5 Tax Liabilities. The Borrower shall at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrower or any of its properties, Equipment or Inventory, before the same shall become delinquent and before penalties accrue thereon, provided that if there is no Event of Default, the Borrower shall have the right to contest in good faith, by appropriate proceedings promptly initiated and diligently conducted which will prevent the forfeiture or sale of any property of the Borrower or the imposition of a lien on any property of the Borrower or any material interference with the use thereof by the Borrower, the validity, amount or imposition of any of the foregoing and upon such good faith contest to delay or refuse payment thereof.
     8.6 ERISA Liabilities; Employee Plans. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without material liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply in all material respects with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank upon learning of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in all material respects in a manner that does not cause the Employee Plan to lose its qualified status.
     8.7 Financial Statements. The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including, but not limited to:
     (a) As soon as available, and in any event, within forty five (45) days following the end of each fiscal quarter, a copy of the Borrower’s Form 10-Q that it has filed with the Securities and Exchange Commission which Form 10-Q shall include a balance sheet, statement of income and retained earnings, and statement of cash flows for such fiscal quarter.
     (b) As soon as available, and in any event, within ninety (90) days following the end of the Borrower’s fiscal year, a copy of the Borrower’s Form 10-K that it has filed with the Securities and Exchange Commission which Form 10-K shall include a balance sheet, statement of income and retained earnings and statement of cash flows for such fiscal year.
     The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower.
     8.8 Covenant Compliance Report. Upon the request of the Bank, but in any event, within forty-five days after the end of each quarter, the Borrower shall deliver to the Bank: a) a computation in such detail as the Bank shall specify, showing compliance by the Borrower with the financial covenants set forth in Section 9 including but not limited to a list detailing all Cash and Marketable Securities, and certified as accurate by the Borrower; and b) a report of all transfers or transactions of the type described in Section 7.5 of this Agreement made by the Borrower during the previous quarter and made in the aggregate by the Borrower since January 30, 2004, and certified as accurate by the Borrower.
     8.9 Other Reports. The Borrower shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may reasonably require including reports regarding the Borrower’s Cash and Marketable Securities and reports regarding pending litigation, suits, proceedings, investigations or other similar matters.
     8.10 Notice of Proceedings. The Borrower shall, promptly after knowledge thereof shall have come to the attention of any officer of the Borrower, give written notice to the Bank of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may have a material adverse effect on the business, property or operations of the Borrower.
     8.11 Notice of Default. The Borrower shall, promptly after the commencement thereof, give notice to the Bank in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.
     8.12 Banking Relationship. At all times during the term of this Agreement, the Borrower shall maintain with the Bank investments with a market value of not less than $10,000,000 (“Invested Property”).
     8.13 Reports to Securities and Exchange Commission. The Borrower shall timely file all reports and other documents that it is required to file with the Securities and Exchange Commission.
     8.14 OFAC Compliance Covenant. The Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended
9. FINANCIAL COVENANTS.
     9.1 Senior Debt to EBITDA. As of the end of each of its fiscal quarters, the Borrower shall maintain a ratio of Senior Debt outstanding as of the end of such fiscal quarter to TTM EBITDA as of the end of such fiscal quarter, of not greater than 0.75 to 1.00.
     9.2 Interest Coverage. As of the end of each of its fiscal quarters, the Borrower shall maintain a ratio of (a) the total TTM EBITDA plus the total Cash and Marketable Securities of Borrower as of the first day of the period commencing 12 months prior to the end of such quarter minus all TTM Capital Expenditures, minus TTM Distributions to (b) TTM Interest Charges, of not less than 2.00 to 1.00.
     9.3 “Total Debt to Capitalization. As of the end of each of its fiscal quarters, the Borrower shall maintain a ratio of (i) Covenant Indebtedness to (ii) Capitalization shall not exceed 0.50 to 1.00.
10. EVENTS OF DEFAULT.
     The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).
     10.1 Nonpayment of Obligations. Any amount due and owing on the Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid within five (5) days after the due date thereof.

     10.2 Misrepresentation. Any written warranty, representation, certificate or statement in this Agreement, the Loan Documents or any other agreement with the Bank shall be false in any material respect when made.
     10.3 Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement or in the Loan Documents or any other agreement with the Bank and such failure or default shall continue unremedied for a period of ten (10) Business Days provided that if such default is an Investment Downgrade Default, then such period shall be 60 calendar days from the date of such Investment Downgrade Default.
     10.4 Default under Loan Documents. A default under any of the other Loan Documents that is not cured within any cure period provided for in such Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.
     10.5 Default under Other Agreements. Any default in the payment of principal, interest or any other sum for any other obligation in excess of $10,000,000 including, but not limited to, obligations outstanding under the Subordinated Notes, beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.
     10.6 Assignment for Creditors. Any Obligor makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of any Obligor is applied for or appointed.
     10.7 Bankruptcy. Any proceeding involving any Obligor, is commenced by or against such Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government provided that in the case of any such proceeding is commenced against the Borrower, such proceeding is not dismissed or discharged within thirty (30) days after the commencement thereof.
     10.8 Judgments. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor which is not fully covered by insurance and which exceeds the sum of $10,000,000.
     10.9 Change of Control. There shall occur a Change of Control.
11. REMEDIES.
     Upon the occurrence of an Event of Default and for so long as such Event of Default shall continue, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 10.6, “Assignment for Creditors”, or Section 10.7, “Bankruptcy”, all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of the Borrower, any guarantor or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing the Bank shall be entitled to exercise all rights and remedies available to it under the Loan Documents.
     11.1 Offset Rights and Other Remedies. Upon the occurrence of an Event of Default and for so long as such Event of Default shall continue, the Bank may exercise any and all rights and remedies available to it under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.
     11.2 Pledge Collateral. Upon the occurrence of an Event of Default and for so long as such Event of Default shall continue, immediately upon the request of the Bank, the Borrower shall pledge to the Bank all Invested Property to secure all Obligations of the Borrower to the Bank. The Borrower shall execute any and all documents that the Bank may request to create such security interest and/or perfect such lien in the Invested Property including but not limited to control agreements.
     11.3 Remedies as a Holder of Designated Senior Debt. Upon the occurrence of an Event of Default, the Lender may exercise any and all rights and remedies as a holder of Designated Senior Debt pursuant to Section 11.03 of Subordinated Debt Indenture.
     11.4 Additional Remedies. The Bank shall have the right and power to:
     (a) extend, renew or modify for one or more periods (whether or not longer than the original period) any obligation of any nature of any other obligor with respect to the Note or any of the Obligations; or
     (b) grant releases, compromises or indulgences with respect to the Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Note or any of the Obligations;
     11.5 No Marshaling. The Bank shall not be required to marshal any present or future collateral security for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.
     11.6 Application of Proceeds. The Bank will within three (3) business days after receipt of cash or solvent credits from collection of items of payment, proceeds of any Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 12 hereof.
     11.7 No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
12. MISCELLANEOUS.
     12.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement:
     (a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;
     (b) release by the Bank of the Borrower or any Guarantor or of any party liable with respect to the Obligations;
     (c) release, extension, renewal, modification or substitution by the Bank of the Note, or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations; or
     12.2 Entire Agreement. This Agreement (i) is valid, binding and enforceable against the Borrower and the Bank in accordance with its provisions and no conditions exist as to its legal effectiveness; (ii) constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Borrower and the Bank. No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.
     12.3 Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given.
     12.4 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.
     12.5 LITIGATION. TO INDUCE THE BANK TO MAKE THE LOANS, THE BORROWER IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE NOTE, ANY OTHER AGREEMENT WITH THE BANK OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF CHICAGO, ILLINOIS. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. THE BORROWER

HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.
     12.6 Assignability. The Bank may at any time assign the Bank’s rights in this Agreement, the Note, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the collateral that may hereafter be pledged to the Bank, and the Bank thereafter shall be relieved from all liability with respect to such collateral. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.
     12.7 Confidentiality. The Borrower and the Bank hereby agree and acknowledge that any and all information relating to the Borrower which is (i) furnished by the Borrower to the Bank (or to any affiliate of the Bank), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to the Borrower may be distributed by the Bank or such affiliate to the Bank’s or such affiliate’s directors, officers, employees, attorneys, affiliates, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party. The Borrower and the Bank further agree that this provision shall survive the termination of this Agreement.
     12.8 Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.
     12.9 Governing Law. This Agreement, the Loan Documents and the Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.
     12.10 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     12.11 Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been paid in full. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.
     12.12 Extensions of Bank’s Commitment and Note. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank’s commitment hereunder and the Note pursuant to the execution of any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Note.

     12.13 Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.
     12.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
     12.15 Facsimile Signatures. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a “Communication”) which the Bank in good faith believes has been signed by Borrower and has been delivered to the Bank by a properly authorized representative of the Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.
     12.16 Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed as follows:

If to the Borrower:	Hutchinson Technology Incorporated
40 W. Highland Park
Hutchinson, Minnesota 55350
Attention: Treasurer

If to the Bank:	LaSalle Bank National Association
135 South LaSalle Street,
Chicago, Illinois 60603
Attention: John D. Gatzlaff or Philip P. Krump
or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     12.17 Expenses and Indemnification. The Borrower shall pay all reasonable costs and expenses in connection with the preparation of this Agreement and the other Loan Documents, including, without limitation, reasonable attorneys’ fees and time charges of counsel to the Bank, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Bank or any affiliate or parent of the Bank. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, the Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. The Borrower also agrees to defend (with counsel satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank’s rights and remedies under this Agreement, the Loan Documents, the Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by any collateral. The provisions of this section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.
     12.18 Customer Identification — USA PATRIOT Act Notice. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Bank to identify the Borrower in accordance with the Act.
     IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan Agreement as of the date first above written.

HUTCHINSON TECHNOLOGY
INCORPORATED, a Minnesota corporation

By: Name:	/s/ Ruth N. Bauer Ruth N. Bauer
Title:	Treasurer

Agreed and accepted:

LASALLE BANK NATIONAL ASSOCIATION,
a national banking association

By: Name:	/s/ Philip P. Krump Philip P. Krump
Title: